Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Christopher J. Davis
Executive Vice President and Chief Administrative and Financial Officer
(610) 293-0600
SAFEGUARD SCIENTIFICS ANNOUNCES
SALE OF MANTAS, INC. TO I-FLEX® SOLUTIONS
Wayne, PA, August 14, 2006 — Safeguard Scientifics, Inc. (NYSE:SFE), which builds value in high-growth life sciences and information technology companies, today announced it has entered into an agreement to merge Mantas, Inc. into a wholly-owned US subsidiary of i-flex® solutions (Reuters: IFLX.BO & IFLX.NS), based in Mumbai, India, a leading provider of technology solutions to the global financial services industry. In the transaction, the aggregate merger consideration is $122.6 million, subject to adjustment for Mantas’ cash at closing. Mantas, a Safeguard partner company since 2001, with offices in Herndon, Virginia; London; New York and Singapore provides advanced fraud detection and anti-money laundering (AML) compliance solutions for global financial institutions. Jefferies Broadview, a division of Jefferies & Company, Inc., acted as financial advisor to Mantas on this transaction.
“We are very proud of Mantas’ growth and accomplishments over the past five years,” stated Peter J. Boni, President and Chief Executive Officer. “When we provided expansion capital to Mantas, our goal was to support management in growing the business and improving its operating performance. We are pleased that in addition to growth capital and through the guidance of John Loftus, we leveraged our extensive range of strategic and operational experience to help Mantas accelerate growth and build value. Mantas, a perennial award winner, has been cited by industry experts as the best of breed solution and is considered to be a leader in financial services compliance software technology.”
Mantas was originally formed as a business unit of SRA International Inc. Recognizing the value Mantas technology could provide, Safeguard partnered with SRA and spun Mantas, Inc. out of SRA in May 2001 and provided its initial funding. Safeguard also provided additional growth capital to accelerate growth, expand domestic and international business operations and further develop the company’s proprietary suite of behavior detection products and services. The company’s proprietary platform currently processes millions of financial transactions daily—more than 100 billion fields of data—around the world to flag potential fraud, money laundering and much more.
John Loftus, Executive Vice President and Managing Director, Information Technology of Safeguard and Chairman of the Board of Mantas said, “The spin-off of Mantas from SRA International was a complex transaction, requiring significant organizational and financial acumen to structure and finance the deal. Safeguard also assisted Mantas in its strategy to divest of its telecommunications business enabling them to focus on their core business and to strengthen their ability to execute on its accelerating financial services business. Mantas’ growth has been achieved primarily through the efforts of Simon Moss, Mantas’ Chief Executive Officer, and his team, and we congratulate them on their success.”
“Safeguard has an 88% ownership interest in Mantas, and expects to receive net proceeds after transaction expenses from the deal of approximately $112 million (including a portion held in escrow),” stated Christopher J. Davis, Executive Vice President and Chief Administrative and Financial Officer. “Subject to completion of the transaction and any potential adjustments, Safeguard expects to report a gain on the transaction of approximately $82 million when it closes (including approximately $3 million of anticipated cash balances at closing).”
The terms of the merger are subject to certain potential adjustments pursuant to the agreement. The completion of the transaction is subject to customary conditions, and is expected to close in the third quarter of 2006.
(more)

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operational and management resources to our partner companies. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For additional information, visit www.safeguard.com
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
# # #